UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): October 13, 2014

INVESTVIEW INC.

(Exact name of registrant as specified in charter)

Nevada	000-27019	87-0369205
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

54 Broad Street, Suite 303

Red Bank, New Jersey 07701

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including area code: (732) 380-7271

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 12, 2013, Evenflow Funding, LLC ("Evenflow") commenced a civil action (the “NJ Action”) against Investview, Inc. (the "Company") in the Superior Court of New Jersey, Law Division, Monmouth County (the "Court") bearing Docket No. Mon-L-3105-13.

On October 13, 2014, Evenflow filed a Stipulation of Settlement (the "Settlement") with the Court, in connection with the NJ Action. Pursuant to the Settlement, the Company agreed to pay to Evenflow $425,000 (the "Settlement Amount") in quarterly payments (the "Quarterly Payments") equal to 10% of the net revenue (revenue less allowances, returns and payments to revenue sharing agreements) of the Company as reported in the Company's periodic reports filed on Form 10-Q or Form 10-K (collectively, the "Periodic Reports") commencing with the Company's September 30, 2014 Periodic Report. The Quarterly Payments are due and payable by the Company on the tenth day following the filing of each Periodic Report. In addition to the Quarterly Payments, the Company agreed to make an initial payment in the amount of $25,000 upon the filing of the Settlement with the Court, as well as a payment in the amount of $25,000 due on the 12 month anniversary of the Initial Payment.

In the event of default, Evenflow, upon filing an Ex Parte Affidavit of Default with the Court, will be entitled to the entry of a judgment against the Company in the amount of the Settlement Amount less any Quarterly Payments made by the Company prior to such default.

Item 9.01      Financial Statements and Exhibits

(a) Financial Statement of Business Acquired Not Applicable

(b) Pro Forma Financial Information (to be filed by amendment)

(c) Exhibits

Exhibit No.	Description of Exhibit

10.1	Stipulation of Settlement entered with Evenflow Funding, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INVESTVIEW, INC.

By: /s/ Dr. Joseph Louro
Name: Dr. Joseph Louro
Title: Chief Executive Officer

Date:	October 16, 2014
Red Bank, New Jersey